Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 27, 2021 (August 15, 2021, as to the effects of the restatement discussed in Note 2), relating to the financial statements of Hoya Intermediate, LLC, appearing in Registration Statement No. 333-256575 on Form S-4 of Vivid Seats Inc.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 18, 2021